                                                                   EXHIBIT 11.01

                      TECHNOLOGY MODELING ASSOCIATES, INC.
                       COMPUTATION OF NET INCOME PER SHARE
               (in thousands, except per share amounts, unaudited)

                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
                                                            1996          1995          1994
                                                            ----          ----          ----
Net income                                                 $1,224        $1,282        $1,454
                                                           ------        ------        ------
Weighted average common shares outstanding                  5,095         3,685         3,631
Shares related to SAB No. 83                                  720           959           959
Weighted average common share equivalents
 related to stock options (using the treasury
 stock method)                                                402           864         1,799
                                                           ------        ------        ------
Shares used in per share computation                        6,217         5,508         6,389
                                                           ------        ------        ------
                                                           ------        ------        ------

Net income per share                                       $ 0.20        $ 0.23        $ 0.23
                                                           ------        ------        ------
                                                           ------        ------        ------


                                                                    SCHEDULE II

                      TECHNOLOGY MODELING ASSOCIATES, INC.
                        VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                           ALLOWANCE FOR DOUBTFUL ACCOUNTS
----------------------------------------------------------------------------------------------------------------
For the Fiscal Years            Balance at             Charged to Costs                             Balance at
 Ended December 31,         Beginning of Period          and Expenses           Deductions         End of Period
--------------------        -------------------        ---------------          ----------         -------------
       1994                        $   0                      $83               $     -                 $  83
       1995                           83                       82                     -                   165
       1996                          165                       10                     -                   175



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